Exhibit 23.2

Ausenco Engineering USA Southwest Inc.

595 S. Meyer Ave.

Tucson, AZ 85701

CONSENT OF AUSENCO ENGINEERING USA SOUTHWEST INC.

Ausenco Engineering USA Southwest Inc. (“Ausenco”), in connection with the filing of Hycroft Mining Holding Corporation’s registration statement on Form S-8, and any amendments or supplements and/or exhibits thereto (collectively, the “Registration Statement”), consents to:

●	the filing of the technical report summary titled “Hycroft Property Initial Assessment Technical Report Summary, Humboldt and Pershing Counties, Nevada, United States of America” (the “2023 Hycroft TRS”), with an effective date of March 27, 2023, as an exhibit to and referenced in the Registration Statement;

●	the use of and references to our name, in connection with the Registration Statement and the 2023 Hycroft TRS; and

●	the information derived, summarized, quoted or referenced from the 2023 Hycroft TRS, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statement.

Ausenco is responsible for authoring, and this consent pertains to, the following Sections of the 2023 Hycroft TRS: 1.1, 1.2, 1.3, 1.5, 1.8, 1.10, 1.11, 2, 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 3.8, 4, 5, 10, 21, 22.1, 22.3, 22.5, 22.7.2, 23.3 and portions of sections 23.1, 24, and 25.

January 16, 2026

/s/ David Thomas
Signature of Authorized Person for Ausenco Engineering USA Southwest Inc.

David Thomas
David Thomas, Vice President, Minerals & Metals, Southwest USA Ausenco Engineering USA Southwest Inc.